AMENDED AND RESTATED
MARKETING AND SERVICES AGREEMENT

BY AND BETWEEN

CAPITAL ONE BANK

CAPITAL ONE SERVICES, INC.

AND

INTERSECTIONS INC.

DATED AS OF APRIL 20, 2007

AMENDED AND RESTATED
MARKETING AND SERVICES AGREEMENT

          This AMENDED AND RESTATED MARKETING AND SERVICES AGREEMENT (this "Agreement") is entered into as of April 20, 2007 the ("Effective Date"), by and between Intersections Inc., a Delaware corporation ("Intersections"), on the one hand, and, on the other hand, Capital One Bank, a Virginia banking corporation ("COB"), and Capital One Services, Inc., a Delaware corporation ("COSI") (COSI and COB are collectively referred to as "Capital One"). Hereinafter, Intersections and Capital One shall each be referred to as a "Party" and collectively, the "Parties."

          WHEREAS, Intersections is in the business of, inter alia, providing credit reporting products and related services (collectively, the "Intersections Products"); and

          WHEREAS, Capital One is in the business of, inter alia, issuing, managing and servicing credit card accounts; and

          WHEREAS, Capital One and Intersection previously entered into that certain Marketing and Services Agreement dated September 1, 2004 (the "MSA"), an Amendment of Marketing Services Agreement dated December 31, 2004 (the "First Amendment"), a Second Amendment of Marketing Services Agreement dated January 1, 2005 (the "Second Amendment"), a Program Two (Schedule F to the MSA) dated March 7, 2006, a Program Three (Schedule G to the MSA) dated April 17, 2006 and a Third Amendment of Marketing and Services Agreement dated October 18, 2006 (the "Third Amendment"); and

          WHEREAS, Capital One and Intersections desire to amend and restate the terms and conditions of the MSA, the First Amendment, the Second Amendment, Program Two, Program Three and the Third Amendment, all on the terms and conditions set forth in this Agreement; and

          WHEREAS, Intersections desires to offer certain Intersections Products to Capital One's customers or other customers mutually agreed by the Parties, and Capital One desires to make such Intersections Products available to certain of its customers or other customers mutually agreed by the Parties, all on the terms and conditions set forth in this Agreement which shall replace and supersede the MSA, the First Amendment, the Second Amendment, Program Two, Program Three and the Third Amendment in all respects.

          NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties agree as follows:

ARTICLE I
PROGRAM MARKETING

          Section 1.1. Programs. From time to time during the Term (as defined in Section 9.1 below), the Parties will design and implement programs for the purpose of marketing the Intersections Products to certain Capital One customers in the United States of America including all territories and commonwealths chosen by Capital One in its sole discretion, through the marketing efforts of Capital One, any of its Affiliates or any of its or such Affiliates' subsidiaries (each, a "Program" and collectively, the "Programs"). Certain of such Programs will be conducted pursuant to the terms and conditions set forth on Schedule D ("Schedule D" or "Program One"), Schedule E ("Schedule E" or "Program Two") and Schedule F ("Schedule F" or "Program Three") attached hereto (collectively, the "Initial Program Orders"). The Programs described in the Initial Program Orders shall be referred to as the "Initial Programs". Subject to the prior written approval of Capital One, which shall not be unreasonably withheld, Intersections may subcontract with third party vendors to perform Intersections' obligations under this Agreement (each such vendor, an "Intersections Vendor"). Capital One has approved the Intersections Vendors appearing on Schedule H attached hereto. Intersections shall seek the written consent of Capital One to approve any operational site changes for approved Intersections Vendors which have access to Customer Data. Such consent shall not be unreasonably withheld upon Capital One's review. Intersections will use its best efforts to ensure that each Intersections Vendor is fully aware of, and complies with, all of the terms and conditions of this Agreement that are pertinent to the work to be performed by such Intersections Vendor. Intersections will be liable to Capital One for any action of an Intersections Vendor that is in violation of the terms and conditions of this Agreement. Subject to the approval of Intersections, which shall not be unreasonably withheld, Capital One may subcontract with third party vendors to perform Capital One's obligations under this Agreement (each such vendor, a "Capital One Vendor"). Capital One will use its best efforts to ensure that each Capital One Vendor is fully aware of, and complies with, all of the terms and conditions of this Agreement that are pertinent to the work to be performed by such Capital One Vendor. Capital One will be liable to Intersections for any action of a Capital One Vendor that is in violation of the terms and conditions of this Agreement.

          Section 1.2. Future Programs. Except for the Initial Programs, prior to commencing a Program the Parties will agree on the terms and conditions of such Program and will execute a mutually agreed upon program order signed by both Parties (each, a "Program Order"). Each Program Order shall be conducted pursuant to the terms and conditions set forth on various schedules deemed to be incorporated into and be subject to the terms of this Agreement (each a "Schedule"). Such Program Orders and Schedules shall be substantially in the form of Schedule B attached hereto.

          Section 1.3. Marketing Collateral. Neither Party shall publish or distribute in any manner any advertising, marketing or promotional material pertaining to a Program unless the other Party has approved such materials in writing. The foregoing is a general condition that shall apply in addition to any specific approval requirements set forth in any Program Order.

ARTICLE II
FULFILLMENT AND CUSTOMER SERVICE

          Section 2.1. Fulfillment and Customer Service. Intersections will have sole responsibility for the fulfillment of orders of the Intersections Products sold pursuant to the Programs. Intersections will fulfill, and will ensure that any Intersections Vendor fulfills, all orders in compliance with any fulfillment standards set forth in the Program Order with respect to each Program, and in compliance with all promises made by Intersections to Capital One's customers. Intersections will perform, and will ensure that any Intersections Vendor performs, customer service for Capital One's customers or other customers mutually agreed by the Parties who participate in the Programs (each such customer, a "Program Customer") in compliance with any customer service standards set forth in the Program Order with respect to each Program. If any of the performance standards set forth in this Agreement or each such Program Order are not met by Intersections or, to the extent applicable, an Intersections Vendor, Intersections will use all commercially reasonable efforts, at its sole expense, to remedy the default. Notwithstanding anything in this Agreement or any Program Order to the contrary, Intersections shall be under no obligation to provide credit information to a Capital One customer who fails to provide Intersections with proper identification or otherwise fails to pass Intersections' authentication or verification requirements; provided, however, that Intersections provides any such Capital One customer with an additional opportunity to provide Intersections with proper identification or to pass Intersections' authentication or verification requirements.

          Section 2.2. Inquiries regarding Other Party's Products and Services. Intersections will refer inquiries concerning products and services sold by Capital One (i.e., products and services other than the Intersections Products) to the customer service telephone numbers provided by Capital One. Capital One will refer inquiries concerning the Intersections Products to the Intersections or Intersections Vendor customer service telephone numbers provided by Intersections. Each Party will use reasonable efforts to address inquiries referred by the other Party in a timely and effective manner. Intersections will ensure that any Intersections Vendor receiving inquiries concerning products and services sold by Capital One (i.e., products and services other than the Intersections Products) will refer such inquiries to the customer service telephone numbers provided by Capital One to Intersections.

ARTICLE III
COMPENSATION

          The Parties will pay such fees to one another as are set forth on the Program Order with respect to each Program (the "Program Fees").

ARTICLE IV
REPORTS, RECORDS AND AUDITS; TELEMARKETING REGULATIONS

           Section 4.1. Reports. Each Party will provide to the other Party the reports set forth on the Program Order with respect to each Program (the "Program Reports").

          Section 4.2. Records and Audit. Each Party will keep and maintain at its principal place of business appropriate books and records relating to its activities under this Agreement for a minimum of five (5) years after their creation. Subject to reasonable security requirements of each Party, during the Term (as defined in Section 9.1 below) and for three (3) years following termination, each Party will make available to the other Party and its designated representatives and Capital One's primary regulatory agencies, upon reasonable advance notice, during business hours, at its own place of business, the books and records of such Party relating in any way to this Agreement for the purpose of inspection, audits and reproduction. Any such audit, inspection and reproduction by a Party will be conducted in a manner that does not impede the ability of the other Party to meet its obligations hereunder. Each Party will be responsible for its own costs and expenses in connection with such audits and inspections. Capital One's approval of any Intersections Vendor is subject to Capital One's ability to review aggregated audit findings of Intersections' own inspection and audit of any of the Intersections Vendors supporting Programs under this Agreement. The cumulative total of audits or inspections, whether under this Section 4.2 or Section 4.3 below, requested by a Party is more than two (2) per calendar year, the requesting Party will be responsible for its own costs and the audited Party's costs and expenses in connection with such audits and inspections in excess of ordinary costs. Information made available pursuant to this Article IV shall be deemed to be Confidential Information pursuant to Section 6.1 below. Notwithstanding anything to the contrary in this Agreement, Intersections shall not be obligated to disclose to Capital One, its auditor or representative, or any government agency or instrumentality, any consumer credit information or other personal data retrieved from third party suppliers and provided to Program Customers as part of the Intersections Products, or preserve such information longer than is permitted by law, regulation or an applicable consumer reporting agency or other third party data supplier contract.

          Section 4.3 Additional Audit Rights.

          (a)   Each party shall maintain in English a complete audit trail of all financial and non-financial transactions resulting from this Agreement.

          (b)   During the Term and for the period thereafter that Intersections is required to maintain records hereunder, Intersections shall provide to Capital One, its auditors (including internal audit staff and external auditors), inspectors, regulators (including the Office of Thrift Supervision and Board of Governors of the Federal Reserve System) and other government agencies or instrumentalities as Capital One may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which Intersections is providing the Intersections Products, to Intersections personnel, and to data and records relating to the Intersections Products for the purpose of performing audits and inspections of Intersections or any relevant audit information regarding Intersections Vendors or their subcontractors as reported to Capital One under Section 4.2 above in order to:

          (i)   verify the accuracy of charges and invoices;

          (ii)   verify the integrity of Capital One's Transaction Data and Customer Data and examine the systems that process, store, support and transmit such data;

          (iii)   verify compliance with the terms of Article VI; and

          (iv)   examine Intersections delivery of Intersections Products, performance of related services and conformance to the terms of this Agreement including, to the extent applicable to the Intersections Products and to the charges therefore, by performing audits: (A) of practices and procedures; (B) of other systems, equipment and software; (C) of supporting information and calculations regarding compliance with performance standards; (D) of general controls and security practices and procedures; (E) of disaster recovery and back-up procedures; and (F) as reasonably necessary to enable Capital One to meet, or to confirm that Intersections is meeting, applicable laws.

          (c)   During the Term and for the period thereafter that Capital One is required to maintain records hereunder, Capital One shall provide to Intersections, its auditors (including internal audit staff and external auditors), inspectors, regulators (including the Federal Trade Commission) and other government agencies or instrumentalities as Intersections may from time to time designate in writing, access at all reasonable times (and in the case of regulators at any time required by such regulators) to any facility or part of a facility at which Capital One is marketing or billing for the Intersections Products, to Capital One personnel, and to data and records relating to the services for the purpose of performing audits and inspections of Capital One:

          (i)   verify the accuracy of charges and invoices;

          (ii)   verify compliance with the terms of Article VI; and

          (iii)   examine the marketing of Intersections Products, and conformance to the terms of this Agreement including, to the extent applicable the fees due to Intersections, by performing audits: (A) of practices and procedures; (B) of other systems, equipment and software; (C) as reasonably necessary to enable Intersections to meet, or to confirm that Capital One is meeting, applicable laws.

          (b)   The audited or inspected Party shall provide to such auditors, inspectors, regulators, and other representatives such assistance as the auditing or inspecting Party requests. The audited or inspected Party shall cooperate fully with the auditing or inspecting Party or its designees in connection with audit functions and with regard to examinations by regulatory authorities. The auditing or inspecting Party's auditors and other representatives shall comply with audited or inspected Party's reasonable security requirements provided in advance and in writing to the auditing or inspecting Party.

          (c)   Intersections shall maintain internal audit controls reasonably necessary to monitor Intersections' compliance with its obligations under this Agreement. In addition, Intersections shall conduct audits of or pertaining to the services in such manner and at such times as is consistent with the audit practices of well-managed operations performing services similar to the services.

          Section 4.4 Audit Follow-up.

          (a)   Following an audit or examination conducted by either Party subject to the terms and conditions of Section 4.2, such Party may conduct, or request its external auditors or examiners to conduct, an exit conference with the other Party to obtain factual concurrence with issues identified in the review, upon reasonable prior notice, during regular business hours.

          (b)   Intersections and Capital One shall promptly meet to review each audit report after its issuance and to mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report.

          Section 4.5 Records Retention. Until the latest of:

          (a)   the later of five (5) years after creation of the record or the last instance of use or access in relation to the subject matter of this Agreement;

          (b)   all known pending customer or third party disputes, or disputes between the Parties are closed; and

          (c)   the information is no longer required for either Party to comply with applicable laws,

          Section 4.6 Payment Adjustments.

          (a)   If as a result of an audit or otherwise it is determined that either Party (the "Deficient Party") has overcharged or underpaid (as applicable) the other Party, the Deficient Party shall credit the other Party's account (or, at the other Party's option, pay the other Party directly) an amount equal to the overcharge or underpayment plus interest at the prime rate (as shown in the Wall Street Journal) calculated from the date the overcharge or underpayment occurred.

          (b)   If an audit discloses that the overcharges or underpayments exceeded one percent (1%) of the aggregate of the charges or payments due during the period audited, then the Deficient Party shall also reimburse the other Party for the reasonable cost of the audit.

          Section 4.7 Consumer Authorizations; Records.

          (a)   The Parties acknowledge that the Intersections Products consist of, among other things, consumer credit reports. Prior to the collection and delivery of any portion of the Intersections Products that consists of consumer credit reports, Intersections requires the authorization of the Program Customer to obtain the Program Customer's credit report on behalf of such Program Customer (the "Authorization"). Because the Party responsible for obtaining Authorization and the manner in which Authorization is obtained may vary depending on the specifics terms of each Program, the Parties shall specify such matters in each Program Order. A Party designated in a Program Order as responsible for Authorizations shall comply with the applicable provisions of the Program Order and this Section 4.7. The form of Authorization shall in all cases be subject to the mutual written agreement of the Parties. Capital One acknowledges and agrees that all credit report authorizations are obtained on behalf of Intersections as Intersections' agent.

          (b)   The Party responsible for obtaining Authorization records under a Program Order shall maintain the records for each Program Customer for which such Party was responsible for obtaining such Authorization, and store and maintain those records for a minimum of two years after the Program Customer's enrollment expires or is terminated or, for single-time delivery products, the date of the order by the Program Customer. Within thirty (30) days following the termination of this Agreement or any Program hereunder, Capital One agrees to provide Intersections with the records of Authorization for each Program Customer for which Capital One was responsible for obtaining Authorization during the Term.

          (c)   This Section 4.7(c) shall apply when Capital One is responsible for maintaining Authorization records. For in-bound telemarketing sales through Capital One customer service representatives, Capital One must verify each Authorization prior to sending the enrollment to Intersections. For outbound telemarketing sales, each Authorization recording must be verified by a second person after a sale is completed. Authorizations for other channels must be verified in the manner agreed upon by the Parties. The authorization method shall be identified in the enrollment file using a mutually agreed upon format. Upon notice from Intersections, or an Intersections Vendor mutually agreed upon by the Parties for purposes of this Section 4.7(c), of a request for Authorization records due to request or inquiry from a Program Customer, governmental body or agency, a credit bureau, or a marketing partner of Capital One, Capital One will provide Intersections or any such agreed upon Intersections Vendor with a copy of the requested Authorization records before the close of business of the fifth business day following, and including, the business day of the request. If a request for such Authorization records is made by Intersections or any such agreed upon Intersections Vendor in connection with routine audit procedures and not due to the request or inquiry of a Program Customer, governmental body or agency, a credit bureau, or a marketing partner of Capital One, Capital One will provide Intersections or any such agreed upon Intersections Vendor with a copy of the requested Authorization records before the close of business of the sixth business day following, and including, the business day of the request. Such requests shall be limited to no more than 10% of the Program Customers for whom at that time Capital One is required to maintain Authorization records and be made no more frequently than monthly unless such audits result in less than one hundred percent (100%) compliance. In the event of less than one hundred percent (100%) compliance, Intersections or any such agreed upon Intersections Vendor may audit any and all records, and may discontinue its obligation to fulfill orders for Intersections Products until it is confident, in its sole discretion, that Capital One is complying with Intersections' requirements regarding the collection and maintenance of such Authorization records. This provision shall be applicable to the collection of Authorization records through written or digital means, including pursuant to the federal Digital Signature Act and any state acts consistent with the Uniform Electronic Transaction Act.

          (d)   This Section 4.7(d) shall apply when Intersections is responsible for maintaining Authorization records: Upon notice from Capital One of a request for Authorization records due to request or inquiry from a Program Customer, governmental body or agency, or a credit bureau, Intersections will provide Capital One with a copy of the requested Authorization records before the close of business of the fifth business day following, and including, the business day of the request. If a request for such Authorization records is made by Capital One in connection with routine audit procedures and not due to the request of a Program Customer, governmental body or agency, or a credit bureau, Intersections will provide Capital One with a copy of the requested Authorization records before the close of business of the sixth business day following, and including, the business day of the request. Such requests shall be limited to no more than 10% of the Program Customers for whom at that time Intersections is required to maintain records and be made no more frequently than monthly unless such audits result in less than one hundred percent (100%) compliance. In the event of less than one hundred percent (100%) compliance, Capital One may audit any and all records until it is confident, in its sole discretion that Intersections is complying with Capital One's requirements regarding the collection and maintenance of such Authorization records. This provision shall be applicable to the collection of Authorization records through written or digital means, including pursuant to the federal Digital Signature Act and any state acts consistent with the Uniform Electronic Transaction Act.

          (e)   Upon notice from a Party of a request for a Program Customer's proof of enrollment due to request or inquiry from a Program Customer, governmental body or agency, or a credit bureau, the other Party will provide the requesting Party with a copy of the requested proof of enrollment before the close of business of the fifth business day following, and including, the business day of the request. If a request for such proof of enrollment is made by the requesting Party in connection with routine audit procedures and not due to the request of a Program Customer, governmental body or agency, or a credit bureau, Intersections will provide the requesting Party with a copy of the requested proof of enrollment before the close of business of the sixth business day following, and including, the business day of the request. Such requests shall be limited to no more than 10% of the Program Customers for whom at that time the Party is required to maintain such records and be made no more frequently than monthly unless such audits result in less than one hundred percent (100%) compliance. In the event of less than one hundred percent (100%) compliance, the requesting Party may audit any and all records until it is confident, in its sole discretion that Intersections is complying with requirements under this Agreement regarding the collection and maintenance of such proof of enrollment records.

          (f)   By written notice, Intersections may modify or add procedures as it determines to be necessary to ensure compliance with applicable laws and regulations, government agency rulings and directives, and credit reporting agency requirements. Such additional requirements include without limitation, requiring that all authorization records be sent to Intersections on a periodic basis.

          Section 4.8 Telemarketing Regulations. The Parties agree solely for purposes of this Agreement that Intersections will be deemed to be a "Seller" of the Intersections Products as that term is defined in the Federal Trade Commission's amended Telemarketing Sales Rule, 310 C.F.R. §310.2(z) (the "TSR"), and any other applicable federal or state telemarketing laws or regulations. In accordance with the foregoing, for any telemarketing conducted by Capital One or a Capital One Vendor, Capital One agrees to comply, and will ensure that any Capital One Vendor complies, with the requirements applicable to Capital One or any Capital One Vendor as set forth in the TSR or other applicable law or regulation. The Parties will work together reasonably and in good faith to agree on written procedures governing such compliance prior to commencement of telemarketing. Notwithstanding the foregoing, if a court or government agency with appropriate jurisdiction alleges or finds that Intersections is not a "Seller" under the TSR or other applicable law or regulation, then the Parties shall work together reasonably and in good faith to make such changes as are reasonably necessitated by such finding or allegation.

ARTICLE V
INTELLECTUAL PROPERTY

          Section 5.1. Use of Capital One Marks. Intersections will include, at Capital One's option, the tag line "‘Capital One' is a federally registered service mark. All rights reserved." or any other appropriate disclosure that may be provided or required by Capital One in all communications that contain a Capital One Mark. Intersections will append the symbol "®" to the first use in any document of any federally-registered Capital One Mark, or for unregistered marks an "SM" or "TM" as directed by Capital One. For purposes of this Agreement, "Mark" shall mean, as to a Party, such Party's trademarks, trade names, logos, service marks, trade styles, trade dress, domain names and other proprietary identifying marks whether or not registered or otherwise legally determined to be owned by such Party.

          Section 5.2. Use of Intersections Marks. Capital One will include in all communications that contain an Intersections Mark appropriate disclosure information regarding any such Intersections Mark as provided or required by Intersections. Capital One will append the symbol "®" to the first use in any document of any federally-registered Intersections Mark, or for unregistered marks an "SM" or TM as directed by Intersections. Marks of any Intersections Vendor will be deemed to be Intersections Marks for purposes of this Article V.

          Section 5.3. Trademarks; Goodwill. Each Party acknowledges the other Party's (and its Affiliates') proprietary interest in such other Party's (and such Affiliates') Marks. For purposes of this Agreement, "Affiliate" shall have the same meaning as that term is defined in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Subject to the terms and conditions hereof, during the Term (as defined in Section 9.1 below), each Party (the "Granting Party") hereby grants to the other Party (the "Grantee") a limited nonexclusive license to use the Granting Party's Marks solely as is necessary to perform the Grantee's obligations under this Agreement. Each Intersections Vendor is a Grantee of Capital One hereunder. Each Party recognizes and acknowledges that it acquires no right, title or interest in or to any of the Marks of the Granting Party by virtue of this Agreement or any use of such Marks and hereby waives any right to or interest in such Marks other than the specific limited rights granted hereunder.

          Section 5.4. Use of Marks. The Granting Party will have the right to require that the Grantee's use of its Marks be done in accordance with graphic standards and similar criteria provided by the Granting Party. The Grantee is familiar with the high quality standards employed by the Granting Party in the promotion and sale of its products and services. The Grantee hereby approves and adopts, and Grantee agrees to maintain, that standard of quality maintained by the Granting Party on the Effective Date of this Agreement as the overall standard of quality for the products and services sold under the Granting Party's Marks; provided, however, that the Granting Party's sole and exclusive remedy for a breach of the foregoing obligation shall be to terminate this Agreement pursuant to Section 9.2(a) below. The Granting Party shall have the right, upon reasonable notice and at all reasonable times during business hours, to inspect the Grantee's use of the Granting Party's Marks, and representative samples of the products, services and/or promotional materials Grantee offers and sells in connection with the Granting Party's Marks. In the event that the Granting Party reasonably believes that the Grantee's use of the Granting Party's Marks or the Grantee's manner of conducting its operations risks a disparagement or other loss of protection in the Granting Party's Marks, the Granting Party will provide notice to the Grantee of such deficient use and a method of cure. The Grantee will use commercially reasonable efforts to cure the deficiency as expeditiously as possible.

          Section 5.5. Program Marks. Capital One will design and develop certain trademarks, trade names, logos, service marks, trade styles, trade dress, domain names and other proprietary identifying marks that are not considered Marks for the purposes of this Agreement, but will be used by the Parties under this Agreement and any Program hereunder (the "Program Marks"). Capital One will be responsible for conducting any and all trademark, service mark and/or service design searches and clearances related to the Program Marks, and Capital One will own all rights, title and interest in the Program Marks. Capital One hereby grants to Intersections a limited nonexclusive license to use any Program Marks solely as is necessary to perform Intersections' obligations under this Agreement. Intersections recognizes and acknowledges that it acquires no right, title or interest in or to any of the Program Marks by virtue of this Agreement or any use of such Program Marks and hereby waives any right to or interest in such Program Marks other than the specific limited rights granted hereunder.

          Section 5.6. Marketing and Fulfillment Materials. Responsibility for the creation of marketing and fulfillment materials will be shared by the Parties according to the terms set forth in the Program Order with respect to each Program. The Parties will own the marketing and fulfillment materials according to the terms set forth in the Program Order with respect to each Program, except any portion of such marketing and fulfillment materials that consist of the other Party's Marks. To the extent ownership is not specified in the Program Order with respect to each Program, the Party with primary responsibility for creating the marketing and fulfillment materials will own any such marketing and fulfillment materials, except any portion of such marketing and fulfillment materials that consists of the other Party's Marks.

          Section 5.7. Links. Intersections agrees to provide Capital One with, and consents to Capital One's placement and operation of, Links from (i) any of Capital One's Web Sites, (ii) the Web Sites of any of Capital One's Affiliates or any of its or such Affiliates' subsidiaries and (iii) from other electronic marketing channels such as email, to a Web Site for the Intersections Products that is owned and operated by Intersections or an Intersections Vendor. For the purposes of this Agreement, "Link" shall mean any visible graphic or textual indication located within a Web Site page, email, or other electronic medium now known or later developed which, when selected by a user, directs the user's Internet browser connection to a specified page or file on the same or any other Web Site via a URL and which establishes a direct connection between the browser and the specified page. For the purposes of this Agreement, "Web Site" shall mean a collection of HTML documents and related files publicly available and/or hosted or stored on the World Wide Web which may consist of one or more pages. The Parties will work together in good faith to ensure that the transfer of the customer from Capital One's Web Sites to and from Intersections' Web Sites, including any Capital One and Intersections co-branded Web Sites, is seamless in appearance and function; provided, however, that any such transfer will include a "pop-up" dialog box containing cautionary language to be mutually agreed upon by the Parties.

          Section 5.8. Intersections Products. As between Intersections and Capital One, Intersections is the owner of all right, title and interest in and to the Intersections Products and the automated credit reporting system and appurtenances thereto that are used to process, format and deliver the Intersections Products. Without limiting the foregoing, Intersections reserves the right to market, promote and sell the Intersections Products in its own name and under other private labeling agreements; provided, however, that Intersections shall not use any Capital One Mark or Program Mark in connection with such activities. Capital One reserves the right to market, promote and sell products and services comparable to the Intersections Products (which may or may not include new products developed by Intersections) to Program Customers enrolled in Intersections Products during the Term of this Agreement.

ARTICLE VI
CONFIDENTIAL INFORMATION

          Section 6.1. Confidential Information.

          (a)   Scope of Confidential Information. In connection with its performance under this Agreement, each Party (a "Recipient Company") may be supplied with materials and information concerning the other Party (the "Providing Company") and its Affiliates which is non-public, confidential or proprietary in nature (the "Confidential Information") and which may include, but is not limited to, information about or concerning the Providing Company's or its Affiliates': (i) financial condition and projections; (ii) business ventures and strategic plans; (iii) marketing strategies and programs; (iv) customers and prospective customers and information related to both; (v) strategic insights or statistical models about such customers or prospective customers and their behavior and (vi) business partners. Confidential Information includes, but is not limited to, (i) information transmitted in written, oral, magnetic form or any other medium, (ii) all copies and reproductions, in whole or in part, of such information and (iii) all summaries, analyses, compilations, studies, notes or other records which contain, reflect, or are generated from such information. Confidential Information does not include information that: (w) has become part of the public domain through no act or omission of the Recipient Company; (x) was lawfully disclosed to the Recipient Company without restriction on disclosure by a third party; (y) was developed independently by the Recipient Company or (z) is or was lawfully and independently provided to the Recipient Company prior to disclosure hereunder from a third party who is not and was not subject to an obligation of confidentiality or otherwise prohibited from transmitting such information. Intersections acknowledges that the following are the Confidential Information of Capital One: the Program Reports, any data contained in the Program Reports (the "Transaction Data") and the names, addresses, credit card numbers and other identifying information of the customers solicited under each Program ("Customer Data"). Intersections agrees that, without Capital One's prior written consent, it will not use or disclose to any third party, in any manner, whether in individual or aggregated form, the Program Reports, the Transaction Data or the Customer Data for any purpose other than performing its obligations under the terms of this Agreement, including, without limitation, for the purpose of soliciting or permitting third parties to solicit the Capital One customers solicited under a Program for any services or products; provided, however, that Intersections may use aggregated information and data regarding a Program for Intersections' own internal business purposes so long as any such use is in accordance with Intersections' obligations under Section 6.2 hereto and does not involve marketing activities. Nothing in this paragraph is intended to or shall be deemed to apply to data received by Intersections or its Affiliates or an Intersections Vendor independent of Intersections' performance of its obligations hereunder, even if such data is identical to any given item of Transaction Data or Customer Data.

          (b)   Safeguarding Transaction Data and Customer Data. Intersections shall establish and maintain safeguards against the destruction, loss or alteration of Capital One's Transaction Data and Customer Data in the possession or control of Intersection which are no less rigorous than those maintained by Capital One as of the Effective Date and which are no less rigorous than those maintained by Intersections for its other customers' information of a similar nature. Capital One may establish backup security for Transaction Data and Customer Data to keep backup of such data files in its possession if it chooses. Intersections will adopt and adhere to the Information Protection and Business Continuity Management standards more fully described under Schedule C attached hereto.

          (c)   Without limiting the generality of Section 6.1(b):

          (i)   Intersections personnel shall not attempt to access, or allow access to, any Transaction Data or Customer Data that they are not permitted to access under this Agreement. If such access is attained (or is reasonably suspected), Intersections shall immediately report such incident to Capital One, describe in detail the accessed data, and if applicable return to Capital One any copied or removed Transaction Data or Customer Data.

          (ii)   Intersections shall implement and maintain security systems and procedures, including thorough systems security measures, to guard against the unauthorized access, alteration, or destruction of Transaction Data and Customer Data. Such measures shall include the use of computer architecture and software which: (A) requires all users to enter a user identification and password prior to gaining access to the information systems; (B) controls and tracks the addition and deletion of users; and (C) controls and tracks user access to areas and features of the information systems.

          (d)   Nondisclosure of Information. The Recipient Company agrees that the Confidential Information of the Providing Company will be used solely for the purpose of performing its obligations under this Agreement and agrees not to disclose any of the Confidential Information of the Providing Company now or hereafter received or obtained by it without the Providing Company's prior written consent; provided, however, that the Recipient Company may disclose any such Confidential Information to its Affiliates, representatives, agents, accountants, attorneys and other confidential advisors, but excluding any issuer of credit card accounts (collectively, "Advisors") who need to know the Confidential Information for the purpose of assisting the Recipient Company in performing its obligations under this Agreement. The Recipient Company agrees to be responsible for any breach of this Agreement by its Advisor, and the Recipient Company agrees that its Advisors will be advised by the Recipient Company of the confidential nature of such information and shall agree to be bound by the provisions of this Article VI.

          (e)   Ownership of Information. The Recipient Company acknowledges and agrees that any Confidential Information of the Providing Company, in whatever form, is the sole property of the Providing Company. The Recipient Company agrees that upon the request of, and as directed by, the Providing Company it shall either return such Confidential Information to the Providing Company or shall destroy such Confidential Information.

          (f)   Compelled Disclosure. If the Recipient Company or any of its Advisors is legally compelled (whether by deposition, interrogatory, request for documents, subpoena, civil investigation, demand or similar process, or required in a case brought by or against a Party) to disclose any of the Confidential Information, the Recipient Company shall immediately notify the Providing Company in writing of such requirement so that the Providing Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions hereof. The Recipient Company will use its best efforts, at the Providing Company's expense, to obtain or assist the Providing Company in obtaining any such protective order. Failing the entry of a protective order or the receipt of a waiver hereunder, the Recipient Company may disclose, without liability hereunder, that portion (and only that portion) of the Confidential Information that the Recipient Company has been advised by opinion of counsel, such opinion to be reasonably acceptable to the Providing Company, that it is legally compelled to disclose; provided, however, that the Recipient Company agrees to use its best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information by the person or persons to whom it was disclosed. Further, each Party may make any public disclosure or government filing required by law, regulation, a court or regulatory authority, or rules of any stock exchange, provided such Party notifies the other Party and makes a reasonable effort to seek confidential treatment for the information disclosed.

          (g)   Remedies. The Recipient Company acknowledges that all Confidential Information is considered to be proprietary and of competitive value, and in many instances trade secrets. The Recipient Company agrees that because of the unique nature of the Confidential Information any breach of this Article VI would cause the Providing Company irreparable harm and money damages and other remedies available at law in the event of a breach would not be adequate to compensate the Providing Company for any such breach. Accordingly, the Providing Company shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including, without limitation, injunctive relief and specific performance, as a remedy for any such breach. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to the Providing Company.

          Section 6.2. Compliance With The Gramm-Leach-Bliley Act.

          (a)   Confidentiality. For purposes of this Section 6.2, "nonpublic personal information" shall have the same meaning as that term is defined in the Gramm-Leach-Bliley Act, Title V, and applicable regulations promulgated thereunder. Recipient Company shall protect and keep confidential all nonpublic personal information about or pertaining to Providing Company's customers and all other individuals about whom Providing Company has collected nonpublic personal information, that is disclosed by Providing Company or otherwise obtained by Recipient Company in the performance of its duties under this Agreement. The Parties acknowledge and agree that Intersections' privacy policy has been or will be distributed to Program Customers. Accordingly, for purposes of this Section 6.2, the Program Customers shall be deemed to be customers of both Capital One and Intersections, and each Party shall treat the nonpublic personal information received by it in connection with a Program as information about the other Party's customers; provided no Party shall have any obligation under this Section 6.2 with respect to information received by a Party independent of a Program.

          (b)   Collection, Use, and Retention of Nonpublic Personal Information. During the Term of the Agreement (as defined in Section 9.1 below), Recipient Company shall collect and use nonpublic personal information only to exercise the rights and perform the obligations for which such information was disclosed to Recipient Company, as specifically set forth in or clearly implied by this Agreement, or as permitted under 16 C.F.R. §§313.14 or 313.15. Recipient Company shall not retain such nonpublic personal information and shall destroy it or return it to Providing Company, at Providing Company's option (i) during the term of the Agreement if Recipient Company does not have a specific business purpose under the Agreement to retain it, and (ii) within sixty (60) days after termination of the Agreement; provided, however, that Recipient Company may retain nonpublic personal information about an individual who has purchased a product or service from Recipient Company and is thereby a customer of Recipient Company during the Agreement or at the time of termination of the Agreement.

          (c)   Reuse and Redisclosure. Unless prohibited elsewhere in this Agreement, Recipient Company may redisclose nonpublic personal information (i) to the Affiliates of Providing Company; (ii) in the ordinary course of its business to its Affiliates or third party service providers to carry out the specific purposes for which such nonpublic personal information was disclosed to Recipient Company; or (iii) if such redisclosure is compelled by law, in which case Recipient Company will provide prior notice of such disclosure to Providing Company.

          (d)   Use of Subcontractors. If Recipient Company uses subcontractors to perform the duties assigned to it by this Agreement, Recipient Company shall have appropriate controls in place to ensure that any subcontractor used by Recipient Company meets the objectives of this Section 6.2, and shall exercise oversight over each of its subcontractors to ensure ongoing compliance with the objectives of this Section 6.2; provided, however, if Recipient Company's subcontractor is outside the United States, Providing Company shall give its written approval prior to use of such subcontractor under the Agreement. Consistent with the requirements of this Section 6.2(d), Capital One has approved the Intersections Vendors appearing on Schedule H attached hereto. Capital One shall have the right to pre-approve new Intersections Vendors not appearing on Schedule H as of the Effective Date, such approval not to be unreasonably withheld, and apply its vendor vetting standards for such operations which shall be reasonably comparable to the information management standards set forth under Schedule C attached hereto.

          (e)   Security. Recipient Company represents and warrants that it has, and will continue to have for so long as it retains nonpublic personal information, adequate administrative, technical, and physical safeguards (i) to insure the security and confidentiality of customer records and information, (ii) to protect against any anticipated threats or hazards to the security or integrity of such records, and (iii) to protect against unauthorized access to or use of such records or information which could result in substantial harm or inconvenience to any customer. Recipient Company shall develop, implement and maintain, at Recipient Company's own expense, a proven system or methodology to audit for compliance with the requirements in the preceding sentence. Recipient Company shall at all times during the term of the Agreement and for at least two (2) years after termination thereof, keep books and records sufficient to show its compliance with the terms of this Section 6.2.

          (f)   Monitoring of Security. Upon reasonable notice to Recipient Company, Providing Company and its representatives may audit the books, records, personnel and operations of Company during normal business hours at Recipient Company's offices, and perform physical and electronic reviews, including a review of Recipient Company's information technology infrastructure security, or review an independent audit provided by Recipient Company, in order to monitor Recipient Company's compliance with the terms of this Section 6.2. Recipient Company shall develop, implement, and maintain, at Recipient Company's own expense, appropriate mitigation strategies to address issues identified as a result of these reviews.

          (g)   Security Breach. Recipient Company shall notify Providing Company as soon as possible if Recipient Company discovers there has been a material breach or a serious attempt to breach its security safeguards required by this Section 6.2, or if the security of nonpublic personal information has been or likely may be compromised for any reason. Providing Company may take all reasonable steps to protect nonpublic personal information in such event, including but not limited to, as appropriate, an audit of Recipient Company's security safeguards required by this Section 6.2, and Recipient Company's security and system log files from workstations and supporting servers containing or facilitating the flow of nonpublic personal information. Recipient Company shall have a business continuity plan that enables Recipient Company to take appropriate actions to address incidents of unauthorized access to or misuse of nonpublic personal information. Such plan shall also enable Providing Company to expeditiously implement its own response program as contemplated in Section 4(a) of Schedule C.

          (h)   Materiality; Survival. Breach of this Section 6.2 is a material breach of this Agreement. This Section 6.2 shall survive termination of this Agreement. Capital One's obligations under this Section 6.2 shall not apply to information obtained or received by Capital One independent of this Agreement, including without limitation information received by Capital One in connection with products or services provided by Capital One independent of Intersections ("Capital One Independent Information"). To the extent required under the Gramm-Leach Bliley Act, Capital One shall distribute its privacy policy to Program Customers from whom it receives or obtains nonpublic personal information without such information being delivered to it by or on behalf of Intersections. Intersections' obligations under this Section 6.2 shall not apply to information obtained or received by Intersections independent of this Agreement, including without limitation information received by Intersections in connection with products or services provided by Intersections independent of Capital One ("Independent Intersections Information").

ARTICLE VII
COMPLIANCE WITH LAWS AND POLICIES

          Section 7.1 Compliance Generally. Each Party will comply with all applicable laws and regulations in performing their respective obligations under this Agreement (including identifying and procuring required permits, certificates, approvals and inspections) required of such Party or for which such Party is responsible hereunder. If a charge of non-compliance with any applicable laws occurs, the Party so charged shall promptly notify the other Party of such charges. Intersections shall reasonably cooperate with Capital One with respect to Capital One's efforts to comply with applicable laws, including implementing such measures as Capital One deems necessary to effect such compliance.

          Section 7.2 Compliance with Certain Applicable Laws and Policies. Without limiting the generality of Section 7.1:

          (a)   To the extent applicable to the Intersections Products or marketing thereof, Intersections and Capital One are knowledgeable about the economic and trade sanctions administered by the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury, including all executive orders and implementing regulations, and will perform under this Agreement in compliance with such laws, executive orders and regulations rendered hereunder, including not assigning obligations to deliver the Intersections Products or retaining for the purposes of any Capital One Programs any persons appearing on OFAC's SDN and Blocked Persons List.

          (b)   To the extent applicable to the Intersections Products or marketing thereof, Intersections and Capital One are and shall continue to be knowledgeable about the anti-money laundering requirements and legal obligations toward combating terrorist financing contained in the Bank Secrecy Act ("BSA") and USA PATRIOT Act and all implementing regulations, and shall perform the services under this Agreement in compliance with such laws, including the performance of any procedures identified in any Programs. Each Party shall implement effective oversight and monitoring procedures to detect and investigate misuse or misappropriation of the other Party's assets, systems, funds, or information by Intersections personnel or subcontractors. Each Party shall promptly report any such misuse or misappropriation to the other Party. Each Party will apply reasonable commercial efforts to support the other Party's ongoing compliance under the BSA and USA PATRIOT Act if applicable to the products or services or marketing thereof. Intersections will specifically aid with compiling Capital One's periodic Suspicious Activity Report ("SAR") requirements by following the SAR Procedures detailed under Schedules G and G-1 attached hereto as routinely requested by Capital One.

          (c)   Each Party shall comply with all applicable laws protecting the confidential material and privacy rights of the other Party, its Affiliates, and/or their customers and consumers, including without limitation Title V, Subtitle A of the Gramm-Leach-Bliley Act and the Economic Espionage Act, 18 USC §1831 et. seq.

          (d)   As applicable to the provision of the products and services, each Party is and shall continue to be knowledgeable about, and shall perform under this Agreement in compliance with, applicable laws governing collection of debt and consumer credit reporting, including the Fair Debt Collection Practices Act (FDCPA) (16 USC 1601 et. seq.), the Fair Credit Reporting Act (FCRA) (15 USC 1681 et. seq.), the FACT Act, the Equal Credit Opportunity Act (16 USC 1691 et. seq.), the Telephone Consumer Protection Act, 47 U.S.C. § 227 et seq. administered by the Federal Communication Commission, the Telephone Sales Rule, 16 C.F.R. § 310.1 et seq. and any state versions of the foregoing.

          (e)   Capital One has chosen Intersections on the basis of Intersections' experience and qualifications, including Intersections' reputation for ethical business conduct. Accordingly, Intersections:

          (i)   Shall comply with the U.S. Foreign Corrupt Practices Act (the "FCPA") and the applicable anti-bribery and anti-corruption laws of the country(ies) in which Intersections will perform this Agreement (the "Corrupt Practices Laws") as if it were subject to the FCPA and subject to the Corrupt Practices Laws.

          (ii)   Represents and warrants that its performance under this Agreement will not constitute a violation of the FCPA or of the Corrupt Practices Laws.

          (iii)   In connection with the transactions contemplated by this Agreement, or in connection with any other business transactions with Capital One or on behalf of Capital One, has not, and will not, make or promise to make any payment or transfer anything of value, directly or indirectly, in violation of the FCPA or Corrupt Practices Laws, to:

          (A)   any officer or employee of a foreign government;

          (B)   any officer or employee of a public international organization or of any department or agency thereof;

          (C)   any person who is acting in an official capacity for a foreign government or for a public international agency or for any department or agency thereof;

          (D)   any member of a foreign legislative body;

          (E)   any official of a foreign state-owned business enterprise;

          (F)   any non-U.S. political party;

          (G)   any candidate for political office outside of the United States; or

          (H)   any person known by Intersections to be an immediate family member or agent of any of the foregoing, (each of the foregoing and each of their immediate family members and agents, is hereafter referred to as a "Prohibited Recipient") for the purpose of:

          (I)   influencing any act or decision by such Prohibited Recipient in her or his official capacity;

          (J)   inducing such Prohibited Recipient to do or omit to do any act in violation of such Prohibited Recipient's lawful duty;

          (K)   securing any improper advantage; or

          (L)   inducing such Prohibited Recipient to use her or his influence with a foreign government or instrumentality of a foreign government so as to affect or influence, either by action or inaction, any act or decision of such government, in order to obtain or retain business for any person or entity, or to secure an improper advantage.

          (iv)   At the request of Capital One, shall certify that neither Intersections nor any person acting on behalf of Intersections (including every employee, representative, and agent of Intersections) has made, offered to make, or agreed to make any loan, gift, donation, or other payment, directly or indirectly, whether in cash or in kind, to or for the benefit of any person known by Intersections to be a Prohibited Recipient for the purpose of securing or retaining business or to secure an improper advantage in violation of the FCPA or Corrupt Practices Laws.

          (v)   Affirms that as of the Effective Date no person known by Intersections to be a Prohibited Recipient has any ownership interest, direct or indirect, in Intersections or in the contractual relationship established by this Agreement. If during the Term a person known by Intersections to be a Prohibited Recipient acquires an interest in Intersections, Intersections shall immediately disclose such acquisition to Capital One and Capital One may terminate this Agreement immediately upon notice and without any liability to Intersections (other than applicable charges for services performed prior to the effective date of termination); provided the foregoing does not apply to any person who acquires publicly traded stock of Intersections.

          (vi)   Affirms that as of the Effective Date no employee, officer, or director of Intersections is a Prohibited Recipient. If during the Term a person known by Intersections to be a Prohibited Recipient becomes an employee, officer, or director of Intersections, or, to Intersections' knowledge, an employee, officer, or director of Intersections becomes a Prohibited Recipient, Intersections shall immediately disclose such circumstance to Capital One and Capital One may terminate this Agreement immediately upon notice and without any liability to Intersections (other than applicable charges for services performed prior to the effective date of termination). If Capital One should determine, in good faith, that Intersections has breached any of its obligations under this Section 7.2(e), Capital One may terminate this Agreement immediately upon notice and without any liability to Intersections (other than applicable charges for services performed prior to the effective date of termination and subject to any other provisions of this Agreement under which certain rights or obligations survive termination).

          (f)   Each Party, in providing or marketing the Intersections Products, shall:

          (i)   Employ workers on the basis of their ability to do the job, not on the basis of their personal characteristics. Either Party shall not discriminate against their employees in hiring practices or any other terms or conditions of work on the basis of race, color, nationality, age, religion, maternity or marital status, disability, sexual orientation or political opinion.

          (ii)   Furnish employees with safe and healthy working conditions, adequate medical facilities, fire exits and safety equipment, well-lit and comfortable workstations and clean restrooms. Each Party shall comply with all applicable laws governing occupational health and safety and, in addition to any such legal requirements, shall adequately train its employees to perform their jobs safely.

          (iii)   Not use child labor. As used in this clause "child" means an individual that is younger than either: (A) 15 years of age or (B) the minimum legal age requirement to work in the applicable location;

          (iv)   Only employ individuals whose presence is voluntary and not use forced, indentured, involuntary, prison, or uncompensated labor under any circumstances; and

          (g)   Not use corporal punishment, or other forms of physical coercion, or mental coercion as a form of discipline of employees.

          (h)   Each Party shall comply with public and private requirements that may apply to credit, debit or charge card account debt activities (e.g., credit card association rules), including such requirements as Capital One may provide from time to time.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

          Section 8.1. Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that: (a) the representing Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) the representing Party has all necessary power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; (c) this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding obligation of the representing Party, enforceable in accordance with its terms (except as such enforcement may be limited by laws relating to or affecting creditors' rights generally and by general principles of equity); (d) neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated herein, by the representing Party will (i) result in the breach of, or constitute a default under, the terms of any contract to which the representing Party is a party or by which it is bound, (ii) violate the charter or bylaws of the representing Party, or (iii) require any consent or approval of a third party; (e) there is no pending or, to the actual knowledge of the representing Party, threatened claim, litigation, proceeding, arbitration, or investigation or controversy before any governmental agency which may adversely and materially affect the ability of the representing Party to perform its obligations hereunder; and (f) the representing Party or its Affiliates own the entire right, title, and interest in and to all Marks licensed to the other Party hereunder, none of the Marks are subject to any outstanding or pending orders, decrees, judgments, stipulations, claims, settlements, security interests, encumbrances or any other adverse claims or restrictions, and the representing Party and its Affiliates have full right, power and authority to provide the other Party with the license set forth in Article V of this Agreement.

          Section 8.2. Additional Representations and Warranties of Intersections. Intersections hereby represents and warrants to Capital One that each of the Intersections Products sold under a Program Order or Schedule to this Agreement will conform in all material respects to (i) the descriptions and specifications contained in the marketing materials provided by Intersections to Capital One customers under each such Program Order or Schedule and (ii) the Intersections-approved descriptions and specifications contained in any marketing materials provided by Capital One to its Capital One customers under each such Program Order or Schedule.

          Section 8.3. Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 8.1 AND 8.2 OF THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, UNDER THIS AGREEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, NONINTERFERENCE WITH DATA, ACCURACY, OR THAT THE SERVICE IS ERROR-FREE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, INTERSECTIONS DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS OR CURRENTNESS OF CREDIT INFORMATION OR ANY PORTION OF THE INTERSECTIONS PRODUCTS THAT CONSISTS OF OR IS DERIVED FROM CREDIT INFORMATION.

ARTICLE IX
TERM AND TERMINATION

          Section 9.1. Term. This Agreement will commence on the Effective Date and will continue in full force and effect for a term of one year from the Effective Date or until all Program Orders have expired in accordance with the terms set forth in each Program Order (whichever is later) (the "Initial Term"), unless sooner terminated as provided herein. Upon expiration of the Initial Term, this Agreement will automatically renew for successive one year terms (each such term, a "Renewal Term") (the Initial Term as may be extended by a Renewal Term, the "Term"), until and unless sooner terminated as provided herein. Each Program Order will be in effect as of the date executed by both Parties, except as set forth in the Program Order, and shall continue until terminated as provided herein or in such Program Order. The termination of this Agreement or any Program Order will not terminate, affect or impair any rights, obligations or liabilities of any Party which may accrue prior to such termination or which, under the terms of this Agreement, continue after the termination. All Program Orders then in effect will terminate as of the termination of this Agreement.

          Section 9.2. Early Termination.

          (a)   Discretionary Termination. Either Party may terminate this Agreement, or any Program hereunder, at any time by providing the other Party with at least two hundred seventy (270) days' prior written notice (the "Discretionary Termination Right").

          (b)   Immediate Termination. Either Party shall have the right to terminate in the event the other Party:

          (i)   commits a material breach of the Agreement that is capable of being cured within thirty (30) days after notice of breach from the other Party, and is not cured in such thirty (30) day period for breach or sixty (60) day period for nonpayment;

          (ii)   commits a material breach of the Agreement that is not capable of being cured within thirty (30) days after notice of breach from the other Party but is capable of being cured within sixty (60) days after such notice and fails to (A) proceed promptly and diligently to correct the breach, (B) develop within thirty (30) days after such notice a complete plan for curing the breach, and (C) actually cure the breach within sixty (60) days after such notice;

          (iii)   commits a material breach of the Agreement that is not reasonably subject to cure with due diligence within sixty (60) days after notice of breach from the other Party;

          (iv)   commits numerous breaches of its duties or obligations (whether or not individually material) which collectively constitute a material breach of the Agreement;

          (v)   breaches its obligations in Article VI to protect nonpublic personal information of the other Party's customers;

          (vi)   commits fraud or willful misconduct, is grossly negligent, or misappropriates (1) the other Party's, or any of its Affiliates' property, (2) the property or assets of any customers or patrons of such persons and (3) the property and funds of others in its possession, care, custody or control; or

          (vii)   fails to comply with an applicable law, then the other Party may, by giving notice to the Party, terminate the Agreement, in whole or in part, without liability as of a date specified in the notice of termination. Any termination by a Party for breach shall be without prejudice as to its other rights resulting there from.

          (c)   Immediate Termination. Either Party may terminate this Agreement immediately upon notice to the other Party as follows: (i) in the event of fraud, willful misconduct, gross negligence or misappropriation of any funds or other property by the other Party in the performance of its obligation under this Agreement; (ii) in the event that the other Party is subject to any petition in bankruptcy or for reorganization or debt consolidation, or upon the other Party's making of an assignment of its assets for the benefit of creditors, or upon the application of the other Party for the appointment of a receiver or a trustee of its assets; or (iii) in the event that the non-terminating Party's performance under this Agreement is prevented or significantly delayed in a material respect by a force majeure event as set forth in Section 12.2 and such inability continues for at least ninety (90) days.

          (d)   Insolvency. Either Party may terminate this Agreement at any time upon notice to the other Party if any of the following events occurs (each such event, an "Insolvency Event"): (i) the filing by the other Party of any petition in bankruptcy or for reorganization, debt consolidation, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation under bankruptcy laws or under any comparable law with respect to such Party and such petition or proceeding is not dismissed within sixty (60) days after its commencement, (ii) the appointment of a custodian (as defined under bankruptcy laws) over all or substantially of the property of the other Party, (iii) the adjudication that the other Party is insolvent or bankrupt, (iv) the other Party's making of an assignment of its assets for the benefit of creditors, or the application of the other Party for the appointment of a receiver or a trustee of its assets or (v) the failure of the other Party to pay its debts in the ordinary course as they become due.

          (e)   Change of Control. Upon the occurrence of a Change of Control with respect to either Party, the Party subject to such Change of Control will promptly give the other Party notice of such Change of Control and thereafter the other Party may terminate this Agreement within ninety (90) days of the date of such notice by giving at least thirty (30) days' prior notice to the Party subject to such Change of Control. For purposes of this Agreement, "Change of Control" shall mean, with respect to any Party, any event or series of events by which any Person who is not an Affiliate of such Party as of the Effective Date, whether singly or in concert with one or more persons, will for any reason (i) beneficially own, acquire or have acquired, directly or indirectly, 50% or more of the outstanding capital stock, or substantially all of the assets, of such Party or (ii) have, acquire, or have acquired the power, directly or indirectly, to direct or cause the direction of the management and policies of such Party. For purposes of this definition, "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any group or political subdivision thereof or other entity.

          (f)   Termination for Regulatory Changes or Regulator Objection. Either Party may terminate the Agreement or an applicable Program Order, without liability, upon delivering sixty (60) days advance written notice to the other Party in the event that a change in an applicable law or regulation (or, with respect to termination by Intersections, the requirement of a consumer reporting agency or other third party vendor that supplies data in connection with the Intersections Products, including without limitation failure of the consumer reporting agency or third party to supply such data or termination of the applicable supply agreement), either (a) requires a material change in the contemplated marketing and fulfillment services or manner in which such services are then provided; or (b) creates a political, economic or legal climate in which the risk allocations and other protections of the Agreement no longer satisfy a Party's internal objectives regarding the same. Without limiting the foregoing, either Party may terminate the Agreement, in whole or in part and without liability, upon delivering sixty (60) days advance written notice to the other Party in the event that any governmental regulator to which the terminating Party is subject objects to the Agreement or any aspect of the products or services hereunder.

          (g)   Termination Assistance. Upon termination, Intersections shall assist Capital One, or at Capital One's request, Capital One's designee, in converting all Capital One Program Customer enrollment files (including imaging, stored and historical files) from Intersections' systems and formats to appropriate transfer format(s) mutually agreed by the Parties. Capital One's obligations to hold Intersections' Confidential Information in confidence shall not restrict Capital One or Capital One's designee from performing such conversion or assisting Capital One or Capital One's designee from understanding data record layouts for the agreed Program Customer enrollment files. Further, for up to six (6) months following the effective date of termination expiration, or reduction or removal of services under a Program or the Agreement, at Capital One's request and expense, Intersections shall continue to provide reasonable termination assistance in connection with transfer of Program Customer enrollment files to Capital One. Charges for such activities by Intersections shall be at market-competitive rates. Intersections, however, shall not be required to transfer any Program Customer enrollment files or related data or provide any termination assistance in connection with Program Customers who Intersection has the continuing right to service after termination. Further, Intersections shall in no event and no way transfer its own know-how, intellectual property, industry expertise or protected third party information and property to a competitor or competitive offering.

          Section 9.3. Joint Communiqué. In the event either Party gives notice of termination, any communication with respect to a Program or the Agreement given by either Party after notice of termination will be subject to the terms and conditions of a joint communication plan agreed to by the Parties.

          Section 9.4. Termination Rights. Except as otherwise provided herein, the right to terminate this Agreement and the rights upon termination contained herein are in addition to and not in lieu of any other rights or remedies the Parties may posses at law or in equity for money damages or other relief.

          Section 9.5. Customer Relationship. Upon termination of a Program or the Agreement, as the case may be, any continuing relationship with Program Customers will be owned exclusively by Capital One, subject to Section 4.7(a) above and the applicable provisions of any Program Order or Schedule and this Section 9.5 below. The terms and conditions governing the continued provision of Intersections Products (and all customer service and fulfillment services related thereto) will be set forth in the termination provisions of the Program Order or Schedule with respect to the applicable Program. If not set forth in the Program Order or Schedule, Intersections will have the right and obligation continue to provide the applicable Intersections Product to each Program Customer that has subscribed to an Intersections Product under the terminated Program Order(s) or Schedule(s) for the remainder of such Program Customer's applicable subscription term. Intersections shall not use information collected or received under this Agreement from Capital One customers to sell additional Intersections Products without Capital One's prior written consent.

          Section 9.6. Survival of Provisions. The terms and conditions of Articles IV, V (provided all licenses granted thereunder shall terminate), VI, IX and X and any terms which by their nature survive termination will survive termination of each Program and termination of the Agreement and will remain in full force and effect notwithstanding such termination.

ARTICLE X
INDEMNIFICATION AND LIMITATION OF LIABILITY

          Section 10.1. Indemnification.

          (a)   Indemnification by Capital One. Capital One will indemnify and hold Intersections, their Affiliates and their respective officers, directors, employees, successors and permitted assigns, harmless from and against any all out-of-pocket costs, fees, losses, damages, claims and expenses, including outside and in-house attorneys' fees, disbursements and court costs (collectively, "Losses") and threatened Losses arising out of, relating to or incurred as a result of any third-party claims, demands, actions, suits or other proceedings (hereinafter "Claims") that result in whole or in part from (i) any failure by Capital One to perform its obligations under this Agreement, (ii) the breach or inaccuracy of a representation or warranty made by Capital One under this Agreement, (iii) the negligence or willful misconduct of Capital One in the performance of its obligations under this Agreement; (iv) the California Settlement Program resolving the Utility Consumers' Action Network vs. Capital One cases, JCCP 4191, San Francisco Superior Court, including without limitation the offering of the Products as more fully described in the attached Schedule E and (v) any infringement or misappropriation of any intellectual property rights, alleged to have occurred because of resources provided to Intersections by Capital One.

          (b)   Indemnification By Intersections. Intersections will indemnify and hold Capital One, its Affiliates and their respective officers, directors, employees, successors and permitted assigns, harmless from and against any Losses and threatened Losses arising out of, relating to or incurred as a result of any Claims that result in whole or in part from (i) any failure by Intersections to perform its obligations under this Agreement, (ii) any failure by an Intersections Vendor to perform any of Intersections' obligations under this Agreement, (iii) the breach or inaccuracy of a representation or warranty made by Intersections under this Agreement, (iv) the negligence or willful misconduct of Intersections in the performance of its obligations under this Agreement, (v) the negligence or willful misconduct of an Intersections Vendor in the performance of any of Intersections' obligations under this Agreement and (vi) the purchase, sale, delivery, fulfillment and/or use of the Intersections Products subject to the disclaimers contained under Section 8.3, except any Claim arising out of marketing of Intersections Products by Capital One.

          (c)   Additional Mutual Indemnification. Each Party will indemnify and hold the other Party, its Affiliates and their respective officers, directors, employees, successors and permitted assigns, harmless from and against any Losses and threatened Losses arising out of, relating to or incurred as a result of any Claims that result in whole or in part from: (i) any third-party claim of infringement or misappropriation of any intellectual property rights, alleged to have occurred because of systems or other resources provided by one Party to the other Party, or, as to Intersections' obligations under this Section 10.1(c), based upon performance of the products or services by Intersections; (ii) any third-party claim for any pass through expense amounts assessed against one Party but for which the other Party is responsible; (iii) any claim or action by the Party's subcontractor or such vendor's subcontractor arising out of the Party's breach or violation of its subcontracting arrangements; (iv) any third party claim arising out of or in connection with a Party's breach of its obligations under Articles VI and VII; or (v) any claim arising out of or in connection with any fraudulent or dishonest acts committed by a Party's employees, agents or subcontractors, acting alone or in collusion with others, including wrongful conversion of (1) a Party's, or any of its Affiliates', property, (2) the property of any customers or patrons of such persons and (3) the property of others in a Party's possession, care, custody or control.

          (d)   General Mutual Indemnities. Each Party agrees to indemnify, defend and hold harmless the other Party, and its Affiliates, officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from, in connection with, or based on allegations whenever made of, any of the following: (i) the death or bodily injury of any agent, employee, customer, business invitee, or business visitor or other person caused by the tortious conduct of the Indemnifying Party (as defined in Schedule A hereto); (ii) the damage, loss or destruction of any real or tangible personal property caused by the tortious conduct of the indemnifying Party; and (iii) any claim, demand, charge, action, cause of action, or other proceeding resulting from an act or omission of the Indemnifying Party in its capacity as an employer of a person.

          Section 10.2 Limitation of Liability.

          (a)   No Party hereunder will be liable to any other Party, its Affiliates or their respective officers, directors, employees, successors and permitted assigns for indirect or other consequential losses (including loss of business or loss of profits) whether arising from negligence, breach of contract, tort, or statutory duty or otherwise, even if advised of the possibility of such loss.

          (b)   The maximum liability of Intersections with respect to Claims asserted by Capital One customers shall be equal to the aggregate refunds payable by Capital One to such customers in respect of such Claims pursuant to the applicable terms of service, not to exceed amounts received by Intersections from Capital One.

          (c)   The maximum liability of Capital One with respect to Claims asserted by Intersections in respect of customer Claims shall be equal to the aggregate amount collected by Capital One from such customers, net of amounts paid to Intersections.

          (d)   The limitations on liability set forth in Sections 10.2(b) and 10.2(c) above shall not apply to Claims based on an event that gives rise to a right of indemnification as set forth in Section 10.1 above or a Party's (i) breach of Article V, (ii) breach of Article VI, (iii) violation of applicable law or (iv) negligence or willful misconduct (including the negligence or willful misconduct of an Intersections Vendor).

          (e)   Without limiting the scope of that which may constitute direct damages under applicable law, the following shall be considered direct damages and shall not be considered consequential damages to the extent they result from Intersections' failure to fulfill its obligations in accordance with this Agreement: (i) costs of recreating or reloading any of a Party's information that is lost or damaged; (ii) costs of replacing lost or damaged equipment and software and materials; and (iii) time, overtime, or related expenses incurred by a Party or its Affiliates, including overhead allocations for employees, wages and salaries of additional personnel, travel expenses, telecommunication and similar charges incurred due to the failure of a Party to perform its obligations in accordance with this Agreement.

          (f)   The cumulative credit payable by Intersections to Capital One under one or more Program Orders or Schedules for any or all Key Performance Indicators ("KPIs") failures shall not exceed $100,000 per calendar month. Further, Intersections shall not be held liable for any failure to satisfy a KPI to the extent caused by third party telecommunications or system failures or interruptions, Capital One system failures or interruptions, or failures or Interruptions beyond Intersections reasonable control.

          (g)   Each Party shall have a duty to mitigate damages for which the other Party is responsible.

          Section 10.3. Procedures For Indemnification. The Parties will follow the procedures set forth in Schedule A with respect to any and all indemnification claims under this Article X.

ARTICLE XI
INSURANCE COVERAGE

          Section 11.1 Insurance Coverage Policies. Intersections represents that as of the Effective Date it has, and agrees that it shall maintain in force during the Term, at least the following insurance coverages:

          (a)   Worker's Compensation Insurance and other similar social insurance in accordance with the laws of the country, state or territory exercising jurisdiction over the employee with minimum limits required by law.

          (b)   Employer's Liability Insurance, including coverage for occupational injury, illness and disease, with minimum limits per employee and per event of $1,000,000.

          (c)   Commercial General Liability Insurance, including Products Liability, Completed Operations, Premises Operations, Bodily Injury and Contractual and Broad Form Property Damage Liability coverages, on an occurrence basis, with a minimum per occurrence combined single limit of $1,000,000 and a minimum aggregate combined single limit of $2,000,000. This coverage shall be endorsed to name Capital One and its Affiliates as additional insureds.

          (d)   Comprehensive Automotive Liability Insurance covering use of all owned, non-owned and hired automobiles used to perform the services or on Capital One's property for purposes related to the services for bodily injury, property damage, uninsured motorist and underinsured motorist liability with a minimum combined single limit per accident of $1,000,000 or the minimum limit required by law, whichever limit is greater. This coverage shall be endorsed to name Capital One and its Affiliates as additional insureds.

          (e)   Commercial Crime Insurance, including blanket coverage for Employee Dishonesty and Computer Fraud, for loss or damage arising out of or in connection with any fraudulent or dishonest acts, including wrongful conversion of (i) Capital One's, or any of its Affiliates', property, (ii) the property of any customers or patrons of such persons or (iii) the property and funds of others in Intersections' possession, care, custody or control, committed by Intersections' employees, agents or subcontractors, acting alone or in collusion with others, with a maximum limit per event of $250,000 and capped at $5,000,000 annually. This coverage shall be endorsed to name Capital One and its Affiliates as loss payees.

          (f)   Professional Liability Insurance for Errors and Omissions covering liability for loss or damage due to an act, error, omission, or negligence, with a minimum limit per event of $10,000,000.

          (g)   Excess or Umbrella Liability Insurance with a minimum limit of $10,000,000 in excess of the insurance coverage described in Sections 11.1(b), (c), and (d) above.

          (h)   Electronic Data Processing Insurance providing coverage for all risks of loss or damage to equipment, data, media and valuable papers that are in the possession, care, custody or control of Intersections pursuant to this Agreement. Such insurance shall include Extra Expense and Business Income coverage and have a minimum limit adequate to cover such risks on a replacement costs basis.

          (i)   Property Insurance, including Extra Expense and Business Income coverage, for all risks of physical loss or damage to buildings, business personal property or other property that is in the possession, care, custody or control of Intersections pursuant to this Agreement. Such insurance shall have a minimum limit adequate to cover risks on a replacement costs basis.

          Section 11.2 Insurance Provisions.

          (a)   Intersections shall cause its insurers to waive all rights of subrogation against Capital One, and its officers, directors and employees and any insured-versus-insured exclusion regarding Capital One.

          (b)   The amounts of insurance required above may be satisfied by Intersections purchasing primary coverage in the amounts specified or by Intersections buying a separate excess umbrella liability policy together with lower limit primary underlying coverage. The structure of the coverage is at Intersections' option, so long as the total amount of insurance meets Capital One's requirements.

          (c)   The insurance coverages under Sections 11.2(a) through 11.2(h) shall be primary, and all coverage shall be non-contributing with respect to any other insurance or self-insurance that may be maintained by Capital One. The insurance coverage under Sections 11.2(a), (b), (c), (d) and (g) shall be written on an occurrence form basis. If any other coverage is written on a claims-made basis, it shall have a retroactive date no earlier than the Effective Date and, notwithstanding the termination of this Agreement, either directly or through ‘tail' coverage shall be maintained for a period of at least two (2) years following completion of the Term, or it shall allow for reporting of claims until the later of two (2) years after the Term or the period of the applicable limitations of actions has expired.

          (d)   Intersections shall cause its insurers to name Capital One Financial Corporation, the Capital One Financial Corporation Affiliates and their respective directors, officers, employees, agents, successors, and permitted assigns, as additional insureds on the insurance coverages under Sections 11.2 (b), (c), (d) and (g).

          (e)   Intersections shall cause its insurers to issue certificates of insurance evidencing that the coverages and policy endorsements required under this Agreement are maintained in force. Intersections shall require its insurers to provide Capital One not less than thirty (30) days' written notice prior to any adverse modification, cancellation, or non-renewal of the policies. The insurers selected by Intersections shall be of good standing and authorized to conduct business in the jurisdictions in which services are to be performed. When the policy is issued each such insurer shall have at least an A.M. Best rating of A-IX and replacement coverage shall be sought if the insurer's rating goes below A-VIII.

          (f)   Intersections shall assure that all approved Intersections Vendors and their respective subcontractors maintain insurance coverages as specified in this Article XI naming Intersections as an additional insured or loss payee where relevant.

          (g)   In the case of loss or damage or other event that requires notice or other action under the terms of any insurance coverage specified in this Article XI, Intersections shall be solely responsible to take such action. Intersections shall provide Capital One with contemporaneous notice and with such other information as Capital One may request regarding the event.

          (h)   Intersections' obligation to maintain insurance coverage shall be in addition to, and not in substitution for, Intersections' other obligations hereunder and Intersections' liability to Capital One for any breach of an obligation under this Agreement which is subject to insurance hereunder shall not be limited to the amount of coverage required hereunder.

ARTICLE XII
NOTICES

          All correspondence from Intersections to Capital One shall be submitted as follows:

Capital One Services, Inc. 15000 Capital One Drive Richmond, VA 23238
Attention:	Douglas Bendura Director, Extended Operations Mail Stop 12071-0310 Phone: (804) 284-5519 Facsimile: (804) 284-1886 (verify fax prior to transmissions) Email: Doug.Bendura@capitalone.com

With a copy to: Capital One Services, Inc. 1680 Capital One Drive, 12th Floor Mail Stop 19050-1204 McLean, Virginia, USA 22102
Attention:	Shahin Rezai, Esq. Managing Vice President & Chief Counsel, Global Financial Services Phone: (703) 720-1000 Facsimile: (703) 720-2221

          All correspondence from Capital One to Intersections shall be submitted as follows:

Intersections Inc. 14901 Bogle Drive Chantilly, VA 20151
Attention:	Executive Vice President, Endorsed Credit and Security Services Phone: (703) 488-6810 Facsimile: (703) 488-6180 (verify fax prior to transmissions)

With a copy to: Intersections Inc. 14901 Bogle Drive Chantilly, VA 20151
Attention:	Chief Legal Officer Phone: (703) 488-6161 Facsimile: (703) 488-1757

ARTICLE XIII
GENERAL PROVISIONS

          Section 13.1. Relationship of the Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and will not be construed to create, a partnership, joint venture or any association for profit between and among Capital One and Intersections. In furnishing the Intersections Products contemplated in the Agreement, Intersections shall act as an independent contractor, and Intersections will have the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Intersections under this Agreement. Intersections is not an agent of Capital One and has no authority to represent Capital One as to any matters, except as expressly authorized in this Agreement. None of Intersections employees shall be deemed employees of Capital One; and Intersections shall be responsible for reporting and payment of all wages, unemployment, social security and other payroll taxes, including contributions from them when required by law. Capital One does not and shall not be deemed to have actual, potential, or any other control over Intersections or its employees. Intersections, and not Capital One, shall be responsible and therefore solely liable for all acts and omissions of Intersections personnel including the actions of Intersections Vendors and their subcontractors.

          Section 13.2 Non-Exclusivity. This Agreement is non-exclusive and shall not be deemed to be a requirements contract between the Parties. Capital One shall be free without obligation to Intersections to perform itself, or acquire from third parties, products and services similar or identical to the Intersections Products provided hereunder. Capital One reserves the right to market, promote and sell products and services comparable to the Intersections Products (which may or may not include new products developed by Intersections) to Program Customers enrolled in Intersections Products during the Term of this Agreement.

          Section 13.3. Force Majeure.

          (a)   Neither Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, riots, pestilence, civil disorders, governmental orders under the Defense Production Act, or any other similar cause beyond the reasonable control of such party; provided, however, that the non-performing party is without fault in causing such default or delay, and such default or delay could not have been prevented by reasonable precautions and could not reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means (including, with respect to Intersections, by Intersections meeting its obligations for performing any disaster recovery services to be provided under this Agreement) (each such event, a "Force Majeure Event"). In no event shall the following events, in and of themselves and without a causal relationship with one of the events described above, be deemed Force Majeure Events: the non-availability of voice or data networks for any reason, electricity or power failures, labor disputes or strikes, transit strikes and any degradation in performance or failure of any piece of equipment or software.

          (b)   For any Force Majeure Event the non-performing Party shall be excused from further performance or observance of the obligations so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance without delay. The Party so delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within twenty-four (24) hours of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay.

          (c)   If any Force Majeure Event substantially prevents, hinders or delays performance of functions reasonably identified by Capital One as critical for more than sixty (60) consecutive days, then Capital One may exercise any one or more of the following options:

          (i)   Capital One may terminate any single Program under this Agreement so affected without liability as of a date specified by Capital One in a notice of termination to Intersections and the charges payable hereunder shall be equitably adjusted to reflect those terminated products and services; or

          (ii)   Capital One may terminate this entire Agreement and all Programs thereunder without liability on either Party's part as of a date specified by Capital One in a notice of termination to Intersections.

          (d)   Intersections shall not have the right to any additional payments from Capital One as a result of any Force Majeure Event.

          Section 13.4. Press Releases. Except as may be required by law, regulation, a court or regulatory authority or rules of any stock exchange, no Party will issue a press release or make any public announcement related to this Agreement or any Program Order contemplated hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed.

          Section 13.5. No Demeaning Actions or Statements. No Party will publish any public statement or undertake any activity which would demean, tarnish, or negatively affect in any way the services, products and/or image of the other Party or its Affiliates.

          Section 13.6. Assignment. This Agreement may not be assigned, in whole or in part, by a Party, without the prior written consent of the other Party; provided, that either Party may assign this Agreement, at its discretion, to an Affiliate without the consent of the other Party. This Agreement will be binding upon and will inure to the benefit of the Parties and their representatives and respective successors and permitted assigns.

          Section 13.7. Waivers. No Party will be deemed to have waived any of its rights, powers or remedies hereunder unless such Party approves such waiver in writing. Any delay, waiver or omission by a Party to exercise any right or power arising from any breach or default in any of the terms, provisions or covenants of this Agreement will not be construed to be a waiver by that Party of any subsequent breach or default of the same or other terms, provisions or covenants.

          Section 13.8. Amendment and Replacement of Prior Agreement, Entire Agreement, Amendments. This Agreement amends, restates and in all respects replaces that certain Marketing and Services Agreement dated September 1, 2004, by and between Intersections Inc., on the one hand, and Capital One Bank and Capital One Services, Inc., on the other hand, including all exhibits, schedules, program orders and amendments thereto. The Schedules and other attachments referenced hereunder are incorporated into and made a part of this Agreement by reference as if fully set forth herein. This Agreement (including the Schedules and other attachments referenced hereunder) constitutes the entire agreement between the Parties relating to the subject matter hereof, and all prior negotiations and understandings, whether oral or written, are superseded hereby. The Parties acknowledge that Capital One Bank (Canada Branch) and Intersections have entered into that certain Marketing and Services Agreement dated as of July 1, 2004 to offer Intersections Products to certain of Capital One Bank (Canada Branch)‘s customers with mailing addresses in Canada (the "Canada Agreement"). The Parties agree that the Canada Agreement will remain in full force and effect pursuant to the terms thereof and will not be affected by this Agreement or any Program hereunder. No modification or amendment of this Agreement will be effective unless and until set forth in writing and signed by the Parties.

          Section 13.9. Governing Law, Venue and Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the choice of law principles thereof. However, the Virginia Uniform Computer Information Transactions Act ("UCITA") will not govern any aspect of this Agreement or any license granted hereunder, regardless of the Effective Date. To the extent that any aspect of this Agreement is unclear or disputed by the Parties and UCITA, if applied, would clarify the issue or resolve the dispute, the Parties agree to clarify the issue or resolve the dispute independently of UCITA by applying the intent of the Parties at the time they entered into this Agreement.

          (a)   Each Party hereby irrevocably and unconditionally submits, for itself, its successors and assigns, and its property, to the jurisdiction of any Virginia state court or federal court of the United States of America sitting in Richmond, Virginia, and any appellate court presiding thereover, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating thereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Virginia state court, or, to the extent permitted by law, in any such federal court. Each Party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b)   Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any state or federal court sitting in Richmond, Virginia. Each Party hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, OR RELATED TO, THIS AGREEMENT.

          Section 13.10. Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement will nevertheless remain in full force and effect to the extent such remaining provisions accurately reflect the intent of the Parties.

          Section 13.11. Expenses. Except as otherwise specifically provided herein, each Party will bear its own legal, accounting and other costs, including taxes, if any, in connection with the Agreement and the transactions contemplated herein.

          Section 13.12. Execution. This Agreement may be executed in multiple counterparts, all of which together will constitute one original document.

          Section 13.13. Agreement Executed by Facsimile. This Agreement may be executed as facsimile or electronically scanned (in PDF file format) originals and each such copy of this Agreement bearing the facsimile transmitted or electronically scanned (in PDF file format) signature of the authorized representatives of each of the Parties will be deemed to be an original.

[SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the Effective Date first written above.

INTERSECTIONS INC. By: __________________________ Name: ________________________ Title: _______________________	CAPITAL ONE BANK

By: __________________________

Name: ________________________

Title: _______________________

CAPITAL ONE SERVICES, INC.

By: __________________________

Name: ________________________

Title: _______________________